Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AND NONCOMPETITION AGREEMENT

                This First Amendment to the Employment and Noncompetition Agreement (this “Amendment”), effective as of April 16, 2008, is made by and between GKK Manager LLC, a Delaware limited liability company (the “Employer”), and Robert R. Foley (“Executive”).

                WHEREAS, the Employer and Executive entered into that certain Employment and Noncompetition Agreement dated as of July     , 2004 (the “Employment Agreement”);

                WHEREAS, pursuant to Section 14 of the Employment Agreement, the Employer and Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment;

WHEREAS, in consideration for, and upon the execution of, this Amendment by the parties hereto, Gramercy Capital Corp. is granting Executive 13,171 restricted shares of common stock; and

WHEREAS, unless the context requires otherwise, capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement;

                NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Employer and Executive agree as follows:

1.             Section 1 of the Employment Agreement is hereby amended to provide that the Original Term will extend until August 2, 2010.

2.             (A)          Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“Duties. During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates. Executive shall serve the Employer as a senior executive and shall have the title of Managing Director of the Employer. In such capacity, Executive, in conjunction with other senior officers and managers of the Employer, shall be responsible for, among other things: sourcing investments; sourcing credit facilities; underwriting, credit and risk management; asset and portfolio management; and general administrative functions. In addition, Executive shall serve as Chief Operating Officer of Gramercy Capital Corp. (the “Corporation”). Executive shall have the general powers and duties of management usually vested in the chief operating officer of a comparable company in the same industry.  Executive will report to the managing member of the Employer (the “Managing Member”) with respect to functions as Managing Director and to the President and Chief Executive Officer of the Corporation (the “CEO”) with respect to functions as Chief Operating Officer. Executive’s duties and authority shall be as further set forth by the Employer, but in all events shall be commensurate with his position as Chief Operating Officer of the Corporation.”

(B)           Section 6(b)(ii) of the Employment Agreement is hereby amended to delete the word “or” immediately preceding clause (iv) and to include a new clause (v) immediately following clause (iv) as follows:

“; or (v) a material change in duties, responsibilities, status or positions with the Employer or the Corporation that does not represent a promotion from or maintaining of Executive’s duties, responsibilities, status or positions as in effect immediately prior to any such change, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, except in connection with the termination of Executive’s employment for Cause, disability, retirement or death”.

In connection with the foregoing amendment, clause (A) of Section 6(b)(ii) is hereby deleted in its entirety and “intentionally omitted” is hereby inserted in lieu thereof.

3.             Section 3(b) of the Employment Agreement is hereby amended by adding the following to the end of such Section:

“Any bonuses awarded for a fiscal year shall be paid after the end of such fiscal year and on or before the 15th day of the third month of the following fiscal year (e.g., a bonus for 2008 will be paid sometime between January 1, 2009 and March 15, 2009).”

4.             Section 6(b)(ii) of the Employment Agreement is hereby amended by deleting clause (iv) of the definition of “Good Reason” contained therein, which currently states “(iv) the Employer enters into an employment agreement with any person pursuant to which such person will receive an annual base salary or guaranteed bonus in excess of the highest salary and guaranteed bonus payable to Executive, and the entering into of such employment agreement is in contravention of Section 6.4.11 of the LLC Agreement (as defined in Section 6(c) below),” and replacing it with the following:

“(iv) the Employer enters into an employment agreement with any person pursuant to which the sum of (A) the minimum annual base salary and bonus guaranteed to such person under such employment agreement, plus (B) the distributions that such person would have received during the 12 months prior to the effective date of such employment agreement with respect to any membership interests in the Employer to be granted to such person pursuant to the employment agreement (assuming that such interest were outstanding during such 12-month period) exceeds the sum of (A) Executive’s annual base salary for the year in which such employment agreement becomes effective, plus (B) Executive’s most recent prior annual bonus, plus (C) the distributions that Executive received during the 12 months prior to the effective date of such employment agreement with respect to Executive’s membership interests in the Employer.”

5.             Sections 7(a)(ii) and (iii) of the Employment Agreement, which relate to the severance payments and benefits to be received by Executive upon a termination by the Employer without Cause or by Executive for Good Reason, are hereby amended and restated so that the terms “two years” and “two-year period” are replaced with “12 months” and “12-month period,” respectively.

6.             Section 7(a)(iii) of the Employment Agreement is hereby further amended by adding the following to the end of such Section:

“Notwithstanding the foregoing, the acceleration of vesting of equity awards provided for herein shall not apply to equity awards granted to Executive on or after April 16, 2008 in the event that Executive terminates his employment hereunder with Good Reason following a Change-in-Control (as defined in Section 6(c) above), unless either (A) Executive’s termination would have constituted a termination with Good Reason even if a Change-in-Control had not occurred prior to such termination or (B) Executive’s termination followed the occurrence of one or more of the following events:

(a)             any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Employer or the Corporation, any entity controlling, controlled by or under common control with the Employer or the Corporation, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Corporation or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Executive is a member)), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of either (1) the combined voting power of the Corporation’s then outstanding securities or (2) the then outstanding common stock (or other similar equity interest, in the case of a company other than a corporation) of the Corporation (in either such case other than as a result of an acquisition of securities directly from the Corporation); or

(b)             any consolidation or merger of the Corporation where the shareholders of the Corporation, as applicable, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defied in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(c)             there shall occur (1) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Corporation, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Corporation, as applicable, immediately prior to such sale, or (2) the approval by shareholders of the Corporation, as applicable, of any plan or proposal for the liquidation or dissolution of the Corporation, as applicable; or

(d)             the members of the Board of Directors (the “Directors”) of the Corporation (the “Board”) at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any Director whose election, or nomination for election by the Corporation’s shareholders was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, a Change-in-Control shall not be deemed to have occurred if SL Green Realty Corp. (or a successor thereto that directly or indirectly acquires all or substantially all of the assets of SL Green Realty Corp., whether by merger, consolidation, asset acquisition or otherwise) or one of its direct or indirect subsidiaries continues to be the external manager of the Corporation at the applicable time.”

7.             The following Section 7(e) is inserted after Section 7(d) of the Employment Agreement:

“(e)  Release.  Notwithstanding anything herein to the contrary, Executive’s receipt of the payments and benefits set forth in Sections 7(a) and (d) above, including the equity award vesting credit provided for therein, shall be subject to and conditioned upon, in all cases, Executive’s execution of a mutual release agreement in form and substance satisfactory to the Executive and Employer, whereby, in general, each party releases the other from all claims such party may have against the other party (other than (A) claims against the Employer relating to the Employer’s obligations under this Agreement and certain other specified agreements arising in connection with or after Executive’s termination, including, without limitation, Employer’s obligations hereunder to provide severance payments and benefits and accelerated vesting of equity awards and (B) claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Employer or any of its affiliated companies that constitutes a felony under any federal or state statute committed or perpetrated by Executive during the course of Executive’s employment with the Employer or its affiliates, in any event, that would have a material adverse effect on the Employer, or any other claims that may not be released by the Employer under applicable law), and the effectiveness thereof on or within 30 days after the date on which Executive’s employment with the Employer terminates; provided that the foregoing shall not apply to payments of amounts earned and accrued prior to Executive’s termination.”

8.             The following Section is hereby inserted after Section 20 of the Employment Agreement.

“21.         Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employer determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code of either the Employer or the Corporation, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Any such delayed cash payment shall earn interest at a simple annual rate equal to 5% per annum, from such date of separation from service until the payment.

(b)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)           The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

9.             Except as expressly amended hereby, the Employment Agreement continues in full force and effect in accordance with its terms.  The Employment Agreement, together with any Exhibits thereto and this Amendment, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive.

10.           This Amendment shall be governed and construed in accordance with the laws of the State of New York, without regard to any principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of New York.

11.           This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

                IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

EMPLOYER:

GKK MANAGER LLC

By:	GKK Manager Member Corp., its managing member

By:	/s/ Marc Holliday
Name: Marc Holliday
Title: Chief Executive Officer

EXECUTIVE:

/s/ Robert R. Foley
Robert R. Foley

Agreed, as to the rights and obligations of the Corporation:

GRAMERCY CAPITAL CORP.

By:	/s/ Marc Holliday
Name: Marc Holliday
Title: Chief Executive Officer